EXHIBIT 99.1

Kroger Reports Fourth Quarter and Full Year 2011 Results

Adjusted Earnings of $0.50 Per Diluted Share for the Fourth Quarter and $2.00 for the Full Year 2011 ID Sales Up 4.9% Without Fuel

CINCINNATI, Ohio, March 1, 2012 — The Kroger Co. (NYSE: KR) today reported total sales, including fuel, increased 7.7% to $21.4 billion in the fourth quarter of fiscal 2011 compared with $19.9 billion for the same period last year. In the fourth quarter, which ended on January 28, 2012, total sales, excluding fuel, increased 5.0% over the same period last year.

Identical supermarket sales, without fuel, increased 4.9% in the fourth quarter over the same period last year.

Excluding the effect of the UFCW pension plan consolidation announced in December, adjusted earnings for the quarter were $283.8 million, or $0.50 per diluted share. Including the effect of the UFCW pension plan consolidation, Kroger reported a net loss for the fourth quarter that totaled $(306.9) million, or $(0.54) per diluted share. Net earnings in the same period last year were $278.8 million, or $0.44 per diluted share.

“We are very pleased with Kroger’s outstanding performance in fiscal year 2011 and strong fourth quarter financial results,” said David B. Dillon, Kroger’s chairman and chief executive officer. “Our Customer 1st strategy is delivering value for our customers, who are rewarding Kroger with their loyalty. Customer loyalty, in turn, is driving sales and shareholder returns.”

Details of Fourth Quarter 2011 Results

FIFO gross margin, as reported, was 21.13% of sales for the fourth quarter of fiscal 2011. Excluding retail fuel operations, FIFO gross margin decreased 47 basis points from the same period last year.

Kroger recorded a $73.4 million LIFO charge during the quarter compared to $18.8 million in the same quarter last year. Excluding retail fuel sales, the LIFO charge increased 30 basis points as a percentage of sales.

Excluding retail fuel operations and the UFCW pension plan consolidation charge, operating, general and administrative (OG&A) costs, rent and depreciation declined a total of 21 basis points from the same quarter last year. OG&A declined 8 basis points, rent declined 3 basis points and depreciation declined 10 basis points. Positive identical sales growth, good cost control and productivity improvements offset an increase in incentive plan expense compared to the fourth quarter last year and the continued challenge of rising health care and pension costs and rising debit and credit card fees.

Fiscal Year 2011 Results

For fiscal year 2011, total sales increased 10.2% to $90.4 billion compared with $82.0 billion for fiscal year 2010. Excluding fuel sales, total sales increased 5.0% over the same period last year. Identical supermarket sales, without fuel, increased 4.9% in fiscal year 2011 compared with the prior fiscal year.

Excluding the effect of the UFCW pension plan consolidation, earnings for fiscal year 2011 were $1.2 billion, or $2.00 per diluted share. Including the effect of the UFCW pension plan consolidation, fiscal year 2011 earnings were $602.1 million or $1.01 per diluted share. Net earnings for fiscal year 2010 were $1.1 billion, or $1.74 per diluted share.

Inflation continued at a rate higher than expected during the 4th quarter, resulting in a final full year LIFO charge of approximately $216 million. At the end of the 3rd quarter of fiscal 2011, Kroger projected the full year LIFO charge to be $185 million.

FIFO operating margin, excluding fuel and the UFCW pension plan consolidation charge, increased by 5 basis points for fiscal year 2011.

“Kroger increased identical sales, grew market share and invested wisely to continue to win customer loyalty,” Mr. Dillon said. “That we were able to raise earnings per share and identical sales guidance through the year and achieve those higher results demonstrates the strength of our business strategy and momentum for a strong 2012.”

Financial Strategy

Kroger’s strong free cash flow allowed the company to return more than $1.8 billion to shareholders through share buybacks and dividends in 2011. During the fourth quarter, Kroger repurchased 11.7 million shares of stock for a total investment of $272.4 million.

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $1,898.5 million for the year compared with $1,859.3 million in 2010.

Net total debt was $8.2 billion, an increase of $902.9 million from a year ago. On a rolling four quarters basis, Kroger’s net total debt to adjusted EBITDA ratio was 2.00 compared with 1.89 during the same period last year.

Fiscal 2012 Annual Guidance

For fiscal year 2012, Kroger anticipates identical supermarket sales growth, excluding fuel, of approximately 3.0% to 3.5%. This includes the expected negative effect on sales from prescription drugs coming off patent.

Kroger’s business model is structured to produce annual earnings per share growth averaging 6% to 8%, plus a dividend of 1.5% to 2%, for a total shareholder return of approximately 8% to 10%. We expect this total shareholder return to compare favorably to the S&P 500 over a rolling three-to-five year time horizon.

Full-year net earnings for fiscal 2012 are expected to range from $2.28 to $2.38 per diluted share. This growth rate is higher than our business model due to a combination of the benefit of a 53rd week, an expected lower LIFO charge, the benefit of aggressive stock buybacks during 2011, and benefits from the UFCW pension plan consolidation.

During fiscal 2012, Kroger plans to use cash flow from operations to fund capital expenditures, repurchase shares, pay dividends to shareholders and maintain its current debt rating. We expect capital expenditures to be in the $1.9 to $2.2 billion range for the year.

“When we put our customers first, shareholders win,” said Mr. Dillon. “Kroger will continue to reward shareholders in 2012 through increased earnings, plus the benefit of quarterly dividends and share repurchases.”

Kroger, the nation’s largest traditional grocery retailer, employs more than 339,000 associates who serve customers in 2,435 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 791 convenience stores, 348 fine jewelry stores, 1,090 supermarket fuel centers and 39 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations in the communities it serves. Kroger contributes food and funds equal to 125 million meals a year through more than 80 Feeding America food bank partners. For more information please visit Kroger.com.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “anticipates,” “expect,” “expected,” “plans,” and “will.” Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, net earnings, and earnings per share. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans. Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs. Total shareholder return, and the extent to which it compares favorably to the S&P 500 over a rolling three-to-five year time horizon, and our ability to continue to reward shareholders in 2012 through increased earnings, quarterly dividends, and share repurchases, will be affected by all of the factors identified above, as well as the ability for the company to pay dividends from free cash flow as contemplated. Our plans to use cash flow from operations to fund capital expenditures, repurchase shares, pay dividends to shareholders, and maintain our current debt rating, will depend on our ability to generate free cash flow, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for those reasons while maintaining our debt rating. Our LIFO charge will be affected by changes in product costs during the year if our estimates of product cost changes or the timing of those changes prove incorrect.  Our capital expenditures could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions worsen. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 1, 2012 at www.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through Thursday, March 15, 2012.

View 4th Quarter 2011 Reports - PDF Format:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT

NET EARNINGS PER DILUTED SHARE EXCLUDING PENSION CHARGE

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2011		2010		2011		2010

SALES	$21,405.8	100.00%	$19,884.7	100.00%	$90,374.4	100.00%	$82,049.5	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	16,955.9	79.21	15,546.6	78.18	71,494.6	79.11	63,802.9	77.76
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,338.7	20.27	3,231.8	16.25	15,344.6	16.98	13,823.1	16.85
RENT	144.1	0.67	141.9	0.71	619.0	0.68	623.1	0.76
DEPRECIATION AND AMORTIZATION	392.3	1.83	386.8	1.95	1,637.8	1.81	1,599.9	1.95
GOODWILL IMPAIRMENT CHARGE	—	0.00	18.6	0.09	—	0.00	18.6	0.02

OPERATING PROFIT (LOSS)	(425.2)	(1.99)	559.0	2.81	1,278.4	1.41	2,181.9	2.66

INTEREST EXPENSE	100.5	0.47	110.2	0.55	434.9	0.48	447.6	0.55

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	(525.7)	(2.46)	448.8	2.26	843.5	0.93	1,734.3	2.11

INCOME TAX EXPENSE (BENEFIT)	(220.3)	(1.03)	165.1	0.83	247.4	0.27	601.3	0.73

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	(305.4)	(1.43)	283.7	1.43	596.1	0.66	1,133.0	1.38

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1.5	0.01	4.9	0.02	(6.0)	(0.01)	16.7	0.02

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(306.9)	-1.43%	$278.8	1.40%	$602.1	0.67%	$1,116.3	1.36%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$(0.54)		$0.44		$1.01		$1.75

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	565.0		627.4		589.6		635.2

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$(0.54)		$0.44		$1.01		$1.74

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	565.0		630.5		593.2		638.3

Note:  Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge. This measure is included to reflect trends in current cost of product.

Note:	Average number of common shares used in basic and diluted earnings per share calculations are the same for the fourth quarter of 2011 due to the net loss recognized in the quarter.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)

LIFO charges of $73.4 and $18.8 were recorded in the fourth quarter of 2011 and 2010, respectively. For the year-to-date period, LIFO charges of $215.7 and $57.3 were recorded for 2011 and 2010, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 28,	January 29,
	2012	2011

ASSETS
Current Assets
Cash	$181.2	$187.8
Temporary cash investments	6.3	636.8
Deposits in-transit	786.3	666.1
Receivables	949.2	844.6
Inventories	5,114.1	4,966.2
Prepaid and other current assets	287.5	319.9

Total current assets	7,324.6	7,621.4

Property, plant and equipment, net	14,464.1	14,146.9
Goodwill	1,137.9	1,139.8
Other assets	548.7	596.5

Total Assets	$23,475.3	$23,504.6

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,314.6	$588.4
Trade accounts payable	4,328.8	4,226.9
Accrued salaries and wages	1,055.9	887.6
Deferred income taxes	189.7	219.6
Other current liabilities	2,215.2	2,148.2

Total current liabilities	9,104.2	8,070.7

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,825.8	7,246.6
Adjustment to reflect fair-value interest rate hedges	23.7	56.7
Long-term debt including obligations under capital leases and financing obligations	6,849.5	7,303.3

Deferred income taxes	646.7	750.1
Pension and postretirement benefit obligations	1,392.5	946.3
Other long-term liabilities	1,515.6	1,136.7

Total Liabilities	19,508.5	18,207.1

Shareowners’ equity	3,966.8	5,297.5

Total Liabilities and Shareowners’ Equity	$23,475.3	$23,504.6

Total common shares outstanding at end of period	561.3	620.3
Total diluted shares year-to-date	593.2	638.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$596.1	$1,133.0
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,637.8	1,599.9
LIFO charge	215.7	57.3
Stock-based employee compensation	81.2	79.3
Expense for Company-sponsored pension plans	69.6	64.6
Goodwill impairment charge	—	18.6
Asset impairment charges	36.5	25.0
Deferred income taxes	30.6	37.0
Other	7.9	7.1
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(120.2)	(11.7)
Receivables	(62.6)	(10.6)
Inventories	(361.1)	(88.1)
Prepaid expenses	51.9	289.7
Trade accounts payable	82.2	315.3
Accrued expenses	216.3	70.6
Income taxes receivable and payable	(106.2)	133.2
Contribution to Company-sponsored pension plan	(51.7)	(141.0)
Other	334.5	(213.5)

Net cash provided by operating activities	2,658.5	3,365.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(1,897.8)	(1,918.8)
Payments for acquisitions	(51.0)	(6.9)
Proceeds from sale of assets	50.7	54.7
Other	(10.3)	(90.2)

Net cash used by investing activities	(1,908.4)	(1,961.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	1.7	5.7
Proceeds from issuance of long-term debt	452.7	381.2
Payments on long-term debt	(547.4)	(552.6)
Net borrowings on commercial paper	370.0	—
Dividends paid	(257.4)	(250.0)
Excess tax benefits on stock-based awards	9.1	2.5
Proceeds from issuance of capital stock	118.2	29.3
Treasury stock purchases	(1,546.6)	(545.1)
Increase in book overdrafts	19.2	22.0
Investment in the remaining interest of a variable interest entity	—	(85.8)
Other	(6.7)	(10.9)

Net cash used by financing activities	(1,387.2)	(1,003.7)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	(637.1)	400.8

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	824.6	423.8
END OF QUARTER	$187.5	$824.6

Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,897.8)	$(1,918.8)
Changes in construction-in-progress payables	(60.4)	21.5
Total capital expenditures	$(1,958.2)	$(1,897.3)

Disclosure of cash flow information:
Cash paid during the year for interest	$456.8	$485.8
Cash paid during the year for income taxes	$295.6	$664.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2011	2010	2011	2010

INCLUDING FUEL CENTERS	$19,264.7	$17,983.9	$81,082.1	$74,243.1
EXCLUDING FUEL CENTERS	$16,525.3	$15,749.7	$68,557.9	$65,335.5

INCLUDING FUEL CENTERS	7.1%	6.3%	9.2%	5.7%
EXCLUDING FUEL CENTERS	4.9%	3.8%	4.9%	2.8%

(a)                                                                                 Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to the Kroger Co to EBITDA.

(in millions)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or liquidity.  The items below are a primary component of determining compliance with the financial covenants under the Company’s credit facility and management believes that they are an important measure of liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the fourth quarter of 2011 to the balance in the fourth quarter of 2010.

	January 28,	January 29,
	2012	2011	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,314.6	$588.4	$726.2
Face-value of long-term debt including obligations under capital leases and financing obligations	6,825.8	7,246.6	(420.8)
Adjustment to reflect fair-value interest rate hedges	23.7	56.7	(33.0)

Total debt	$8,164.1	$7,891.7	$272.4

Less: Temporary cash investments	6.3	636.8	(630.5)

Net total debt	$8,157.8	$7,254.9	$902.9

The following table provides a reconciliation from net earnings attributable to the Kroger Co. to EBITDA, as defined in the Company’s credit agreement (“EBITDA”), on a rolling four quarter basis.

	January 28,	January 29,
	2012	2011

Net earnings attributable to the Kroger Co.	$602.1	$1,116.3
LIFO	215.7	57.3
Goodwill impairment charge	—	18.6
Depreciation and amortization	1,637.8	1,599.9
Interest expense	434.9	447.6
Income tax expense	247.4	601.3
UFCW Pension Plan consolidation charge	952.6	—
Other	(4.0)	(3.5)

EBITDA	$4,086.5	$3,837.5

Net total debt to EBITDA ratio	2.00	1.89

Table 6. Net Earnings Per Diluted Share Excluding the UFCW Pension Plan Consolidation Charge

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes an item that affected the Company’s financial results during the periods presented.  The item includes a charge that was recorded due to the consolidation of several Multi-Employer Pension Plans.

	FOURTH QUARTER	YEAR-TO-DATE
	2011	2011

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(306.9)	$602.1

AFTER-TAX UFCW PENSION PLAN CONSOLIDATION CHARGE (a)	590.7	590.7

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE UFCW PENSION PLAN CONSOLIDATION CHARGE	$283.8	$1,192.8

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE UFCW PENSION PLAN CONSOLIDATION CHARGE	$0.50	$2.00

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	568.6	593.2

(a)         After-tax UFCW Pension Plan consolidation charge ($952.6 pre-tax) relating to the consolidation of several Multi-Employer Pension Plans.

	FOURTH QUARTER	YEAR-TO-DATE
	2011	2011

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$(0.54)	$1.01

NET EARNINGS PER DILUTED COMMON SHARE AFFECT DUE TO THE UFCW PENSION PLAN CONSOLIDATION CHARGE	1.04	0.99

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE UFCW PENSION PLAN CONSOLIDATION CHARGE	$0.50	$2.00